                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-88714

                                  I-MANY, INC.

                        2,788,749 SHARES OF COMMON STOCK

       This prospectus relates to sales of shares of our common stock that may be sold by the selling stockholders identified in this prospectus.

       We will not receive any proceeds from the sale of the shares.

       The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

       Our common stock is traded on the Nasdaq National Market under the symbol "IMNY." On May 24, 2002, the closing sale price of the common stock on Nasdaq was $4.73 per share. You are urged to obtain current market quotations for the common stock.

       Our principal executive offices are located at 537 Congress Street, Portland, Maine 04101. Our telephone number at that address is (207) 774-3244. Our primary sales and marketing office is located in Edison, New Jersey. Our website is located at WWW.IMANY.COM. The information contained on our website is not part of this prospectus.

                      -------------------------------------

       INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                     --------------------------------------

       THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this prospectus is May 30, 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "I-MANY," "WE," "US" AND "OUR" REFER TO I-MANY, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

                            ------------------------

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                      --------
The Company .......................................................       1
Risk Factors ......................................................       1
Cautionary Note Regarding Forward-Looking Statements ..............       4
Use of Proceeds ...................................................       5
Selling Stockholders ..............................................       5
Dilution ..........................................................       7
Plan of Distribution ..............................................       7
Legal Matters .....................................................       8
Experts ...........................................................       9
Where You Can Find More Information ...............................       9
Incorporation of Certain Documents by Reference ...................       9

                            ------------------------

     We own or have rights to tradenames and trademarks that we use in connection with the sale of our products and services. We own the U.S. registered trademark CARS-(R)-, which is an acronym for our Contract Administration and Reporting System, and the U.S. registered trademark "I-many." All other trademarks and service marks referenced in this prospectus are the property of their respective owners.

                                   THE COMPANY

       We provide software and related professional services that allow our clients to manage important aspects of their contract-based or trade agreement-based business-to-business relationships.

       Our principal executive offices are located at 537 Congress Street, Portland, Maine 04101. Our telephone number at that address is (207) 774-3244. Our primary sales and marketing office is located in Edison, New Jersey. Our website is located at WWW.IMANY.COM. The information contained on our website is not part of this prospectus.

                                  RISK FACTORS

       ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN RECENT YEARS AND OUR RETURN TO PROFITABILITY IS UNCERTAIN

       We incurred net losses of $24.2 million in the year ended December 31, 2000, $21.2 million in the year ended December 31, 2001 and $1.8 million in the three months ended March 31, 2002, and we had an accumulated deficit at March 31, 2002 of $52.9 million. In these periods of net losses, our expenses exceeded our revenues generally due to increases in research and development expense, sales and marketing expense, and non-cash expenses related to acquisitions. We expect to continue spending significantly, principally for sales, marketing and development expenses, and therefore we will need to grow our revenues significantly before we reach profitability. In addition, our second quarter 2001 results were impacted by a number of factors that deferred purchases from us, and we cannot assure you that we will not be affected by these factors in future periods. Although we have been profitable in certain years, we cannot assure you that we will achieve sufficient revenues to become profitable in the future. If our revenue grows more slowly than we anticipate or if our operating expenses either increase more than we expect or cannot be reduced in light of lower than expected revenue, we may not be profitable.

IT IS DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND WE OFTEN INCUR SIGNIFICANT SELLING EXPENSES IN ADVANCE OF OUR RECOGNITION OF ANY RELATED REVENUE

       Our clients view the purchase of our software applications and related professional services as a significant and strategic decision. As a result, clients carefully evaluate our software products and services. The length of this evaluation process is affected by factors such as the client's need to rapidly implement a solution and whether the client is new or is extending an existing implementation. The license of our software products may also be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes which are quite common in the context of introducing large enterprise-wide tools. We may incur significant selling and marketing expenses during a client's evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the client places an order with us. Clients may also initially purchase a limited number of licenses before expanding their implementations. Larger clients may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a significant client for a particular quarter are not realized or are delayed, as occurred in our second quarter 2001, we may experience an unplanned shortfall in revenues during that quarter. This may cause our operating results to be below the expectations of public market analysts or investors, which could cause the value of our common stock to decline.

WE HAVE TWO MANAGEMENT LOCATIONS AND OTHER FACILITIES AND AS WE CONTINUE TO GROW WE MAY EXPERIENCE DIFFICULTIES IN OPERATING FROM THESE FACILITIES

       Certain members of our management team are based at our corporate headquarters located in Portland, Maine, and other members of our management team are based at our sales office in Edison, New Jersey. In addition, as a result of our acquisitions, we have added additional facilities, including offices in London, United Kingdom, Chicago, Illinois, Fairfield, Connecticut, and Redwood City, California. The geographic distance between these offices could make it difficult for our management and other employees to effectively communicate with each other and, as a result, could place a significant strain on our managerial, operational and financial resources. Our total revenue increased from $7.5 million in the year ended December 31, 1997 to $57.8 million in the year ended December 31,

2001, and the number of our employees increased from 67 as of December 31, 1997 to 371 as of March 31, 2002. To accommodate this growth, we are implementing new and upgraded operating and financial systems, procedures and controls. We may not succeed in these efforts. Our failure to expand and integrate these systems in an efficient manner could prevent us from successfully implementing our business model. If we continue to grow, we will need to recruit, train and retain a significant number of employees, particularly employees with technical, marketing and sales backgrounds. Because these individuals are in high demand, we may not be able to attract the staff we need to accommodate our expansion.

WE ARE HIGHLY DEPENDENT UPON THE HEALTHCARE INDUSTRY, AND FACTORS THAT ADVERSELY AFFECT THAT MARKET COULD ALSO ADVERSELY AFFECT US

       Most of our revenue to date has come from pharmaceutical companies and a limited number of other clients in the healthcare industry, and our future growth depends, in large part, upon increased sales to the healthcare market. As a result, demand for our solutions could be affected by any factors that could adversely affect the demand for healthcare products, which are purchased and sold pursuant to contracts managed through our solutions. The financial condition of our clients and their willingness to pay for our solutions are affected by factors that may impact the purchase and sale of healthcare products, including competitive pressures, decreasing operating margins within the industry, currency fluctuations, active geographic expansion and government regulation. The healthcare market is undergoing intense consolidation. We cannot assure you that we will not experience declines in revenue caused by mergers or consolidations among our clients and potential clients.

OUR EFFORTS TO TARGET MARKETS OTHER THAN THE HEALTHCARE MARKET FOR OUR CARS PRODUCTS HAVE NOT YET RESULTED IN SIGNIFICANT REVENUE, AND WE CANNOT BE SURE THAT OUR INITIATIVES IN THESE OTHER MARKETS WILL BE SUCCESSFUL

       As part of our growth strategy, we have acquired companies that target markets other than the healthcare market and have undertaken initiatives to sell our CARS software suite of products and services in markets other than the healthcare market, including the consumer packaged goods, foodservice and other industries. While we believe that the contractual purchase relationships between manufacturers and customers in these markets have similar attributes to those in the healthcare market, we cannot assure you that our assumptions are correct or that we will be successful in adapting our technology to these other markets. Although we have entered into strategic relationships with Procter & Gamble and Accenture, we do not yet know how rapidly or successfully our purchase contract management software solutions will be implemented in the commercial products and other industries.

OUR EFFORTS TO TARGET MARKETS OTHER THAN THE HEALTHCARE MARKET MAY DIVERT RESOURCES AND MANAGEMENT ATTENTION AWAY FROM OUR CORE COMPETENCIES

       In connection with our efforts to expand into other markets, it may be necessary for us to hire additional personnel with expertise in these other industries. We may also have to divert funds, talent, management attention and other resources toward markets that have not traditionally been the primary source of our revenues. The risks of such diversification include the possibility that we will not be successful in generating the revenue we expect from these markets and the possible detrimental effect of diverting resources from our traditional markets.

WE HAVE MADE SEVERAL ACQUISITIONS AND MAY MAKE ADDITIONAL ACQUISITIONS AND WE MAY HAVE DIFFICULTY INTEGRATING THEM

       We have acquired Chi-Cor Information Management, Inc., Intersoft International, Inc., BCL Vision Ltd. (now I-many International, Limited), Provato, Inc., Menerva Technologies, Inc. and the assets of NetReturn L.L.C., which are or were located in cities that are distant from our management locations in Portland, Maine and Edison, New Jersey, and we are likely to make additional acquisitions. Any company that we acquire is likely to be distant from our headquarters in Portland, Maine and will have a culture different from ours as well as technologies, products and services that our employees will need to understand and integrate with our own. We are continuing to assimilate the employees, technologies and products of the companies that we have acquired and will need to do the same with any new companies we may acquire, and that effort has been and will likely continue to be difficult, time-consuming and may be unsuccessful. If we are not successful, our investment in the acquired entity may be lost, and even if we are successful, the process of integrating an acquired entity may divert our attention from our core business.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING NEW TECHNOLOGIES OR BUSINESSES AND THIS COULD HINDER OUR EXPANSION EFFORTS

       We intend in the future to consider additional acquisitions of or new investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify appropriate acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders and the issuance of debt could limit our available cash and accordingly restrict our activities.

IF WE DO ACQUIRE NEW TECHNOLOGIES OR BUSINESSES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

       In connection with our acquisitions, we have recorded substantial goodwill and other intangible assets. In addition, we have recorded charges for write-offs of a portion of the purchase prices of acquired companies as in-process research and development. Although the amortization of goodwill will be discontinued pursuant to the recently issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the carrying value of any intangible assets will need to be reviewed for impairment on a periodic basis. We cannot assure you that future write-downs of any such assets will not affect future operating results.

OUR FIXED COSTS HAVE LED, AND MAY CONTINUE TO LEAD, TO FLUCTUATIONS IN OPERATING RESULTS WHICH HAS RESULTED, AND COULD IN THE FUTURE RESULT, IN A DECLINE OF OUR STOCK PRICE

       A significant percentage of our expenses, particularly rent, are fixed costs and are based in part on expectations of future revenues. In addition, our personnel costs, while variable over the long term, include commitments such as executive severance and similar expectations for other employees. Thus, we may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues, as we experienced in the second quarter of fiscal 2001, may cause significant variations in operating results in any quarter. If our quarterly results do not meet the expectations of market analysts or investors, our stock price is likely to decline.

WE HAVE MANY COMPETITORS AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

       The market for our products and services is competitive and subject to rapid change. We encounter significant competition for the sale of our contract management software from the internal information systems departments of existing and potential clients, software companies that target the contract management markets, professional services organizations and Internet-based merchants offering healthcare and other products through online catalogs. Our competitors vary in size and in the scope and breadth of products and services offered. We anticipate increased competition for market share and pressure to reduce prices and make sales concessions, which could materially and adversely affect our revenues and margins.

       Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. We cannot assure you that we will be able to compete successfully or that competitive pressures will not require us to make concessions that will adversely affect our revenues and our margins, or reduce the demand for our products and services.

WE RELY SIGNIFICANTLY UPON CERTAIN KEY INDIVIDUALS AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO RETAIN THEM

       We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of A. Leigh Powell, our Chief Executive Officer, and other key employees. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

CURRENT ECONOMIC CONDITIONS MAY WEAKEN OUR SALES

       The current downturn and uncertainty in general economic and market conditions may have decreased and could continue to decrease demand for our products and services. If the current economic downturn continues or worsens, our business, financial condition and results of operations could be harmed. In addition, current world economic and political conditions, including the effects of the September 11, 2001 terrorist attacks and the resulting military conflict, may reduce the willingness of our customers and prospective customers to commit funds to purchase our products and services. The resulting loss or delay in our sales could have a material adverse effect on our business, financial condition and results of operations.

OUR CHARTER AND BYLAWS COULD DISCOURAGE ACQUISITION PROPOSALS, DELAY A CHANGE IN CONTROL OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS

       Our certificate of incorporation and bylaws state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice of a stockholder proposal or director nomination. Furthermore, the chairman of the board, the president, the board of directors and the holders of at least 30% of the shares of our capital stock are the only people who may call a special meeting. The amended and restated certificate of incorporation and amended and restated bylaws also provide that members of the board of directors may only be removed by the vote of the holders of a majority of the shares entitled to vote for that director. In addition, the board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you find to be in your best interests.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY

       The market price of our common stock has been highly volatile and may continue to fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their shares regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

       The public offering price per share offered pursuant to this Prospectus may significantly exceed the net tangible book value per share. If we were to liquidate, investors purchasing shares in this offering would most likely receive a per share amount of tangible assets net of liabilities that would be less than the public offering price per share.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus contains and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We use words such as "believes," "intends," "expects," "anticipates," "plans," "estimates," "should," "may," "will," "scheduled" and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our forward-looking statements apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above under "Risk Factors" and elsewhere in this prospectus. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

       Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to, and we do not assume any obligation to, update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                 USE OF PROCEEDS

       We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

       The selling stockholders will pay any expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

       We issued, or may issue in the future, the shares of common stock covered by this prospectus in connection with our acquisitions of Menerva Technologies, Inc., Chicor Inc., Intersoft International, Inc. and the assets of NetReturn, L.L.C. in March 2002, November 2000, March 2001 and March 2002, respectively. The table below sets forth, to our knowledge, certain information about the selling stockholders as of April 10, 2002. Such information has been provided to us by the selling stockholders.

       We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may decide to not sell any or all of the shares offered by this prospectus. Because the selling stockholders may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

       Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and include voting or investment power with respect to shares. Shares of common stock issuable upon exercise of warrants and/or stock options that are exercisable within 60 days after April 10, 2002 are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                           SHARES OF COMMON                                         SHARES OF COMMON
                                       STOCK BENEFICIALLY OWNED                                 STOCK TO BE BENEFICIALLY
                                       PRIOR TO OFFERING(2)(3)          NUMBER OF SHARES         OWNED AFTER OFFERING
                                       ------------------------          OF COMMON STOCK        ------------------------
NAME OF SELLING STOCKHOLDER(1)           NUMBER      PERCENTAGE           BEING OFFERED          NUMBER    PERCENTAGE
-----------------                        ------      ----------         ----------------         ------    ----------
NetReturn, L.L.C.(4)                     500,000       1.2%              500,000                   0                 *
Scott Neufeld (5)(6)                     132,137         *               132,137                   0                 *
Jeff Bertolini (5)(6)                    132,137         *               132,137                   0                 *
Sean McCarthy (5)(6)                     132,137         *               132,137                   0                 *
Brian Anderson (5)(6)                     25,741         *                25,741                   0                 *
Victor DiMenna (5)(6)                      6,865         *                 6,865                   0                 *
Douglas Jerger (7)(8)                      2,003         *                 2,003                   0                 *
Brian Sullivan (7)(8)                      2,489         *                 2,489                   0                 *
James Montrie (7)(8)                      14,394         *                 1,894              12,500                 *
Richard Jones (7)(8)(9)                   14,307         *                 1,807              12,500                 *
James Adams (7)(8)                           157         *                    80                   0                 *
Robert Wermers (7)(8)(9)                   1,522         *                   147               1,375                 *
Andrew Jacomet (7)(8)(9)                     797         *                    47                 750                 *
Timothy Vollman (7)(8)                    10,099         *                10,099                   0                 *
Karl F. Effgen (7)(8)                     14,173         *                14,173                   0                 *
Effgen - Profit Sharing Plan (7)(8)        3,211         *                 3,211                   0                 *

Randall H. Wilson (7)(8)(9)              1,275         *                    25               1,250                 *
Samuel F. Walters (7)(8)(9)              1,300         *                    50               1,250                 *
Jamon P. Moore (7)(8)(9)                 1,025         *                    25               1,000                 *
Colin McGuigan (7)(8)(9)                 1,175         *                    50               1,125                 *
John McCormick (7)(8)(9)                 1,275         *                    25               1,250                 *
Kenneth L. Telzrow (10)                 47,536         *                47,536                   0                 *
Richard Eggleton (6)(10)                26,941         *                21,941               5,000                 *
Marion Van Smith (10)                   22,566         *                21,941                 625                 *
Scott 28 International (11)(12)         61,527         *                61,527                   0                 *
Victor Hanna (11)(12)                   20,509         *                20,509                   0                 *
Boghos Petrossian (11)(12)              14,357         *                14,357                   0                 *
Tamer Capital LP (11)(12)               44,973         *                44,973                   0                 *
Edward P. Buzinky (11)(12               10,255         *                10,255                   0                 *
Madiros Petrossian (11)(12)              9,229         *                 9,229                   0                 *
Alex Mou (11)(12)                        6,151         *                 6,151                   0                 *
Edward V. and Florence Buzinky,
    JTWRS (11)(12)                       6,151         *                 6,151                   0                 *
Stephen J. Schrader(11)(12)              5,127         *                 5,127                   0                 *
Barry W. Peters (11)(12)                 5,127         *                 5,127                   0                 *
Razmik Abnous (11)(12)                   5,127         *                 5,127                   0                 *
Garren Petrossian(11)(12)                5,127         *                 5,127                   0                 *
Robert Petrossian (6)(11)(12)          145,564         *               145,564                   0                 *
Zero Gravity Venture
    Partners LP (11)(12)               925,792       2.3%              925,792                   0                 *
Zero Gravity Venture
    Partners (Cayman) LP (11)(12)      231,448         *               231,448                   0                 *
Digital Ventures Asia Investment
    (BVI) Limited(11)(12)               69,435         *                69,435                   0                 *
Zhonglin Ko (6)(11)(12)                140,437         *               140,437                   0                 *
James Taylor (11)(12)                   11,703         *                11,703                   0                 *
David Shohet (11)(12)                    5,144         *                 5,144                   0                 *
Steve Sanoff (11)(12)                    4,691         *                 4,691                   0                 *
Parker Painter (11)(12)                  1,921         *                 1,921                   0                 *
Artizen, Inc. (11)(12)                     533         *                   533                   0                 *
Mike Rothstein (11)(12)                    511         *                   511                   0                 *
Don Yang (11)(12)                          425         *                   425                   0                 *
Cheryl Anderson (11)(12)                   395         *                   395                   0                 *
Jennifer Beitel (11)(12)                   266         *                   266                   0                 *
John Whitman (11)(12)                      106         *                   106                   0                 *
Chris Sayer (11)(12)                       102         *                   102                   0                 *
Ronald Bates (11)(12)                       28         *                    28                   0                 *
John Whitman (11)(12)                       28         *                    28                   0                 *

_________________________
*Less than one percent

(1) The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

(2) Of the total shares of common stock listed as owned by selling stockholders identified below as former stockholders of Menerva Technologies, a total of 140,033 shares are held in an escrow account to secure indemnification obligations of the former stockholders of Menerva Technologies to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to such selling stockholders on March 28, 2003. The number of shares indicated as owned by each former stockholder of Menerva Technologies includes those shares which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(3) Of the total shares of common stock listed as owned by selling stockholders identified below as former members of NetReturn, a total of 50,702 shares are held in an escrow account to secure indemnification obligations of the former members of NetReturn to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to such selling stockholders on March 12, 2003. The number of shares indicated as owned by each former member of NetReturn includes those shares (representing 11.8% of the number of shares listed as beneficially owned by each such selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(4) Represents the maximum number of shares of common stock that we would issue to NetReturn on or about March 31, 2003 for the attainment of certain defined performance criteria (the

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

       "NetReturn Earn-Out"). The registrant may elect to pay the NetReturn Earn-Out in any combination of cash or shares of common stock.

(5)    Former member of NetReturn.

(6)    Employee of the registrant.

(7)    Former stockholder of Chicor.

(8) For purposes of this prospectus, shares of common stock beneficially owned prior to and after the offering do not include shares sold or which may be sold by the former ChiCor stockholders under (a) our Registration Statement on Form S-1 (Registration No. 333-64976), filed with the SEC on July 12, 2001, as amended by the Post-Effective Amendment No. 1 to Form S-1 on Form S-3, filed with the SEC on August 10, 2001, (b) our Registration Statement on Form S-3 (Registration No. 333-68924), filed with the SEC on September 12, 2001 or (c) our Registration Statement on Form S-3 (Registration No. 333-76716), filed with the SEC on January 15, 2002.

(9)    Employee of Chicor.

(10) Former stockholder of Intersoft. For purposes of this prospectus, shares of common stock beneficially owned prior to and after the offering do not include shares sold or which may be sold by the former Intersoft International, Inc. stockholders under our Registration Statement on Form S-1 (Registration No. 333-64976), filed with the SEC on July 12, 2001, as amended by the Post-Effective Amendment No. 1 to Form S-1 on Form S-3, filed with the SEC on August 10, 2001.

(11)   Former stockholder of Menerva Technologies.

(12) Includes (a) shares held directly, (b) shares held in escrow and (c) the maximum number of shares of common stock issuable to the stockholder on or about March 31, 2003 for the attainment of certain defined performance criteria (the "Menerva Earn-Out"). Shares now held by the stockholder (and not in escrow) represent 48.62% of the total shown in the next column (an aggregate of 842,158 shares among the stockholders indicated with this note); shares held in escrow represent 8.08% of the total shown in the next column (an aggregate of 140,033 shares among the stockholders indicated with this note); and shares issuable pursuant to the Menerva Earn-Out represent 43.30% of the total shown in the next column (an aggregate of 750,000 shares among the stockholders indicated with this note). The registrant may elect to pay the Menerva Earn-Out in any combination of cash or shares of common stock. For purposes of this registration statement, the registrant assumes that it will not pay the Menerva Earn-Out in shares of common stock if the average market price of such shares at the time of distribution is less than $4.00 per share.

                                    DILUTION

       This offering is for sales of stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to our net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

       . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;


       . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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

       . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;


       .    in privately negotiated transactions; and


       .    in options transactions.


     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) 24 months after the effective date of the Registration Statement of which this prospectus constitutes a part.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by our General Counsel, Robert G. Schwartz, Jr.

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

                                     EXPERTS

       The financial statements as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

       This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part to this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1)  Our Annual Report on Form 10-K for the year ended December 31, 2001;

(2)  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(3)  Our Current Report on Form 8-K filed on February 28, 2002;

(4)  Our Current Report on Form 8-K filed on April 8, 2002;

(5)  Our Current Report on Form 8-K filed on May 21, 2002;

(6)  Our Current Report on Form 8-K filed on May 24, 2002;

(7) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(8) The description of our common stock contained in our Registration Statement on Form 8-A filed June 23, 2000 under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

       You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                                  I-many, Inc.
                               537 Congress Street
                              Portland, Maine 04101
                          Attention: Ed Lawrence, Esq.
                            Telephone: (207) 774-3244
                                WWW.IMANYINC.COM

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